Exhibit 10.33

OWENS & MINOR, INC.

2013 EXECUTIVE INCENTIVE PROGRAM

1.	PURPOSE

The purpose of the Owens & Minor, Inc. 2013 Executive Incentive Program (the “Program”) is to permit Owens & Minor, Inc. and its Subsidiaries (the “Company”) to provide awards of annual incentive compensation which satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. This Program evidences the terms and conditions of “Incentive Awards” granted under and pursuant to the terms of the Owens & Minor, Inc. 2005 Stock Incentive Plan. This Program and the Awards granted hereunder shall be administered in accordance with the terms of the Owens & Minor, Inc. 2005 Stock Incentive Plan.

2.	DEFINITIONS

“2013 COMPANY DILUTED EPS” shall mean, for the Performance Period, the Company’s net income per diluted common share as presented in the Company’s consolidated audited income statement for the Performance Period, adjusted to eliminate or exclude the after-tax effects of unusual or non-recurring items, including but not limited to, the effect of accounting and/or tax changes; tangible and intangible asset impairment charges; fees, expenses and charges associated with debt and/or equity financing transactions and merger and acquisition activity (including the purchase or sale of a business unit or its assets); gains/losses from asset sales not made in the ordinary course of business; retirement plan gains/losses; and gains/losses or charges associated with material litigation, regulatory, tax or insurance settlements. Adjustments to the Company’s net income per diluted common share for purposes of determining any Award earned hereunder shall be taken into account only to the extent that they are separately identified or quantified in the Company’s consolidated audited financial statements, the notes to the consolidated financial statements, “Management’s Discussion and Analysis” in the Company’s 2013 Annual Report on Form 10-K or in other Company filings with the Securities and Exchange Commission.

“2013 COMPANY INCOME FROM CONTINUING OPERATIONS” shall mean, for the Performance Period, the Company’s income from continuing operations as presented in the Company’s consolidated audited income statement for the Performance Period, adjusted to eliminate or exclude the after-tax effects of unusual or non-recurring items, including but not limited to, the effect of accounting and/or tax changes; tangible and intangible asset impairment charges; fees, expenses and charges associated with debt and/or equity financing transactions and merger and acquisition activity (including the purchase or sale of a business unit or its assets); gains/losses from asset sales not made in the ordinary course of business; retirement plan gains/losses; and gains/losses or charges associated with material litigation, regulatory, tax or insurance settlements. Adjustments to the Company’s income from continuing operations for purposes of determining any Award earned hereunder shall be taken into account only to the extent that they are separately identified or quantified in the Company’s consolidated audited financial statements, the notes to the consolidated financial statements, “Management’s Discussion and Analysis” in the Company’s 2013 Annual Report on Form 10-K or in other Company filings with the Securities and Exchange Commission.

“2013 COMPANY REVENUE” shall mean, for the Performance Period, the Company’s revenue from continuing operations as reported in the Company’s consolidated income statement for the Performance Period, adjusted to include (to the extent not already included) any revenue relating to unusual or non-recurring items, including but not limited to, merger and acquisition activity; revenue associated with material litigation or insurance settlements.

“2013 COMPANY RETURN ON AVERAGE ASSETS” shall mean 2013 Company Income from Continuing Operations divided by the Company’s average total assets (calculated by averaging the Company’s total assets as of each month-end during the Performance Period).

“2013 PERFORMANCE GOAL” shall mean each of 2013 Company Income from Continuing Operations, 2013 Company Revenue and 2013 Company Return on Average Assets.

“AWARD” shall mean an Incentive Award (as defined under the Stock Plan) that entitles the Participant to a cash payment in accordance with, and subject to, the terms of this Program.

“BOARD” shall mean the Board of Directors of the Company.

“CODE” shall mean the Internal Revenue Code of 1986, as amended.

“COMMITTEE” shall mean the Compensation & Benefits Committee of the Board or any subcommittee thereof which meets the requirements of Section 162(m)(4)(C) of the Code.

“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.

“PARTICIPANT” shall mean each individual serving in one of the positions of the Company identified in Annex A hereto.

“PERFORMANCE PERIOD” shall mean the Company’s 2013 fiscal year.

“PROGRAM” shall mean this Owens & Minor, Inc. 2013 Executive Incentive Program, as amended from time to time.

“STOCK PLAN” shall mean the Owens & Minor, Inc. 2005 Stock Incentive Plan and/or any prior and successor stock plans adopted or assumed by the Company.

“SUBSIDIARY” shall mean any entity that is directly or indirectly controlled by the Company or any entity, in which the Company has at least a 50% equity interest.

3.	ADMINISTRATION

(a) Subject to subsection (b) below, the Program shall be administered by the Compensation Committee, which shall have full authority to interpret and amend the Program, to establish rules and regulations relating to the operation of the Program, to select Participants, to determine the maximum Awards and the amounts of any Awards and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Program. Before any payments are made under the Program, the Committee shall certify in writing the 2013 Performance Goals that have been achieved. The Committee’s interpretation of the Program, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders and Participants and their respective successors and assigns.

(b) This Program is intended to comply both by its terms and in its operation with Sections 162(m) and other provisions of the Code in order to make it as tax-efficient for the Company as possible. Accordingly, any modifications to the 2013 Performance Goals that would increase the amount of any Award shall be made by the Committee prior to March 31, 2013 and the identification of any unusual, non-recurring or discretionary adjustments to the 2013 Performance Goals shall be made by the Committee on or before the last day of the Performance Period.

4.	DETERMINATION OF AWARDS

(a) Each Participant is hereby granted an Award that, contingent upon achievement of the 2013 Performance Goals, will entitle the Participant to receive a cash payment calculated as provided in Annex A hereto. Set forth on Annex A hereto are the following: (i) the goal levels established for each 2013 Performance Goal, (ii) the weight attributable to each 2013 Performance Goal and (iii) the award opportunity for each Participant. Following the end of the Performance Period, the Committee shall certify any achievement of the 2013 Performance Goals as specified herein. Notwithstanding the foregoing, the Committee may make any adjustments in its discretion that would reduce the amount paid for any Award earned hereunder.

(b) If 2013 Company Diluted EPS from Continuing Operations is less than the amount described in Annex A under the section titled “Qualifier,” no payment in respect of any Award shall be made under this Program.

5.	PAYMENT OF AWARDS

Except as provided in the Stock Plan in the event of a Change in Control (as defined under the Stock Plan), a Participant will receive all or part of the amount payable under an Award, only to the extent that the Committee certifies that the applicable 2013 Performance Goals have been achieved. In addition, a Participant will receive the amount payable under an Award only if the Participant is employed on the last day of the Performance Period; provided, however, that the Committee, in its discretion, may determine to make a pro rata payment of an Award for a Participant who is not employed on the last day of the Performance Period in accordance with the Company’s executive severance policy. All Awards earned shall be paid in cash in a lump sum no later than March 15, 2014.

6.	RECOUPMENT POLICY

Notwithstanding any other provision in this Agreement to the contrary, any Award under this Program is subject to recoupment by the Company in accordance with the Company’s Policy on Recoupment of Executive Incentive Compensation in effect on the date of this Agreement, as such policy is interpreted and applied by the Company’s board of directors.

7.	OTHER PROVISIONS

(a) Neither the establishment of this Program, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company. Nothing contained in this Program shall limit the ability of the Company to make payments or awards to Participants under any other plan, agreement or arrangement.

(b) The rights and benefits of a Participant hereunder are personal to the Participant and, except for payments made following a Participant’s death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

(c) Awards under this Program shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

(d) The Company shall have the right to deduct from Awards any taxes or other amounts required to be withheld by law.

(e) All questions pertaining to the construction, regulation, validity and effect of the provisions of the Program shall be determined in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflict of laws.

(f) If any provision of this Program would cause Awards not to constitute “qualified performance-based compensation” under Section 162(m) of the Code, that provision shall be severed from, and shall be deemed not to be a part of, the Program, but the other provisions hereof shall remain in full force and effect.

(g) No member of the Committee or the Board, and no officer, employee or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Program.

8.	EFFECTIVE DATE

The Program shall be effective as of January 1, 2013.

Annex A

OWENS & MINOR 2013 EXECUTIVE INCENTIVE PROGRAM

AWARD OPPORTUNITY

Position	Cash Target as a Percentage of Base Salary
President and CEO	75%
Executive Vice President or Senior Vice President reporting directly to President and CEO	50%
Senior Vice President	40%
Vice President	35%

GOALS AND WEIGHTS

Position	2013 Company Revenue	2013 Company Income from Continuing Operations	2013 Company Return on Average Assets
All above positions	25%	50%	25%

GOAL LEVELS

Achievement Level (1)	2013 Company Revenue (thousands)	2013 Company Income from Continuing Operations (thousands)	2013 Company Return on Average Assets (%)
200% (Maximum)	$	$		%
100% (Target)	$	$		%

(1)	If a 2013 Performance Goal is achieved at a level between Target and Maximum, then the amount of the Award will be determined based on a straight line interpolation of achievement levels between the Target and Maximum, as applicable

QUALIFIER

No Incentive Award will be made if 2013 Company Diluted EPS from Continuing Operations is less than $         as adjusted for unusual or non-recurring items approved by the Compensation & Benefits Committee of the Board of Directors; the Controller’s team is responsible for calculating all financial metrics.

SAMPLE CALCULATIONS:

(1) A Senior Vice President who reports to the CEO has a base salary of $500,000. For fiscal year 2013, the Company achieved Revenue at the maximum level, Income from Continuing Operations at the target level and Return on Average Assets at the target level. The award would be calculated as follows, subject to downward adjustment by the Committee:

50% of $500,000 base salary = $250,000 award opportunity

Revenue weighted at 25% and achieved at 200% = 25% x 2 = 50% x $250,000=$125,000

Income weighted at 50% and achieved at 100% = 50% x 1 = 50% x $250,000= $125,000

ROAA weighted at 25% and achieved at 100% = 25% x 1= 25% x 250,000= $62,500

Total Award = $312,500

(2) A Senior Vice President has a base salary of $400,000. For fiscal year 2013, the Company achieved Revenue below the target level, Income from Continuing Operations at the target level, and Return on Average Assets at the maximum level. The award would be calculated as follows, subject to downward adjustment by the Committee:

40% of $400,000 base salary = $160,000 award opportunity

Revenue weighted at 25% and achieved at 0% = $0

Income weighted at 50% and achieved at 100% = 50% x 1 = 50% x $160,000= $80,000

ROAA weighted at 25% and achieved at 200% = 25% x 2 = 50% x 160,000= $80,000

Total Award = $160,000

(3) A Vice President has a base salary of $200,000. For fiscal year 2013, the Company achieved Revenue at the 75% level, Income from Continuing Operations at the 150% level and Return on Average Assets as the 125% level. The award would be calculated as follows, subject to downward adjustment by the Committee:

35% of $200,000 base salary = $70,000 award opportunity

Revenue weighted at 25% and achieved at 75% = 25% x .75 = 18.75% x $70,000 = $13,125

Income weighted at 50% and achieved at 150% = 50% x 1.5 = 75% x $70,000 = $52,500

ROAA weighted at 25% and achieved at 125% = 25% x 1.25 = 31.25% x $70,000 = $21,875

Total Award = $87,500